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                                                                      EXHIBIT 99


                                                           FOR IMMEDIATE RELEASE
                                                           MARCH 11, 1999


    OAK HILL FINANCIAL, INC. AND TOWNE FINANCIAL CORP. SIGN MERGER AGREEMENT

JACKSON AND BLUE ASH, OHIO -- Oak Hill Financial, Inc. (Nasdaq: OAKF - news) and Towne Financial Corp. (OTC: TOFI) jointly announced today the signing of a definitive agreement for the acquisition of Towne Financial by Oak Hill.

Under the terms of the agreement, Oak Hill will exchange 4.125 shares (the "Exchange Ratio") of its common stock for each of the 222,100 shares of Towne Financial stock. Based on the average of Oak Hill's closing bid and asked price of $19.22 on March 10, 1999, the transaction would be valued at $79.28 per share of Towne Financial stock, or approximately $17.6 million.

The merger, which will be accounted for as a pooling of interests, is expected to be completed by October 1, pending Oak Hill and Towne Financial shareholder approval, regulatory approval, and other customary conditions of closing. The transaction is expected to be a tax-free reorganization for federal income tax purposes.

Oak Hill Financial is the holding company for Oak Hill Banks, an Ohio state-chartered bank with 17 offices in nine counties in southern Ohio. Oak Hill also owns Action Finance, a consumer finance company with two offices in the same region.

Towne Financial is the holding company for The Blue Ash Building and Loan Company, an Ohio savings and loan association with four offices in suburban communities in the Cincinnati metropolitan area.

Regarding the proposed merger, Towne Financial Chairman Neil Strawser stated, "We're excited about this opportunity. Oak Hill is a strong company with an excellent history of growth. They believe in community banking, and they've been successful by staying focused on their customers and the needs of their markets. It's a good fit with our philosophy."

Strawser believes that the merger will provide significant benefits to Towne Financial's shareholders, customers, and employees. "We believe the merger will enhance liquidity for our shareholders, enable us to offer many new banking products and services, and create more opportunities for our associates."

Strawser added that the merged entity would be filing applications with the appropriate regulatory agencies to convert Blue Ash Building and Loan from a savings and loan to a commercial bank. "As a commercial bank, we'll be able to offer many new financial services, while continuing to offer all of our current products."
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John D. Kidd, President and CEO of Oak Hill, stated, "This will be a great partnership. We're very impressed with the way the people at Towne Financial have operated their company. They have an excellent track record in their communities."

Kidd indicated that Towne Financial's Blue Ash subsidiary would continue to be operated as a separate bank. "We believe that the local communities will best be served if Blue Ash remains independent," he stated. "They will keep their board of directors and have their own management team." He added that no positions would be eliminated due to the merger. "We build our performance on growth, not cutbacks," said Kidd, "and we need all the good people we can get."

At December 31, 1998, Oak Hill had total assets of $430.0 million, deposits of $366.1 million, and shareholders' equity of $37.5 million. Oak Hill reported 1998 net income of $6,041,000, (or $1.34 per diluted share) for 1998, with a 1998 return on assets of 1.53% and return on equity of 16.91%.

At the same date, Towne Financial had total assets of $123.2 million, deposits of $99.6 million, and shareholders' equity of $9.1 million. Towne Financial's net income for the 12 months ended December 31, 1998 was $999,000 (or $4.54 per diluted share). The company's 1998 return on assets and return on equity were 0.85% and 11.53%, respectively.

RP Financial, Inc. is serving as Towne Financial's advisor and Trident Financial Corporation is assisting Oak Hill in connection with the transaction.
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                 OAK HILL FINANCIAL/TOWNE FINANCIAL CORP. MERGER
                               SUMMARY FACT SHEET


Announcement Date:       March 11, 1999
------------------

Deal Structure:          Pooling of interests
---------------          Expected to be a tax-free exchange
                         Definitive agreement signed
                         $500,000 break-up fee

Terms:                   4.125 shares of Oak Hill common for each share of Towne
------                   Financial, provided that the average of the bid and
                         asked prices of Oak Hill for the twenty days ending three days prior to closing (the "Average Price") is less than $21.71. If Oak Hill's Average Price is above
                         $21.71 prior to closing, the exchange ratio will be adjusted downward to give an equivalent value of Towne
                         Financial shares of $89.56, or approximately $19.9 million. If the Average Price of Oak Hill is below
                         $16.05 per share, Towne Financial will have the right to terminate the agreement, unless Oak Hill increases the exchange ratio to compensate for the difference between the price of Oak Hill at closing and $16.05.
                         Regardless, Oak Hill Financial is not obligated to complete the merger if the Average Price is less than $15.10.

Timing:                  Subject to normal regulatory approval and shareholder
-------                  approval by both companies.

                         Closing expected by October 1, 1999.

Pricing:                 Purchase price per share (a)            $79.28
--------                 Price to book value (12/31/98)          183%
                         Price to trailing earnings (12/31/98)   17.5x
                         Oak Hill shares to be issued (000)      916
                         Estimated transaction value             $17.6 million

                         (a) Based upon the average of the bid and asked prices of OAKF of $19.22 on 3/10/99

Transaction Rationale:
----------------------

*         Expansion into rapidly growing market.

* Oak Hill and Towne Financial have complementary core competencies in mortgage origination and servicing.
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*         Growth potential within Towne Financial's existing customer base, which represents a built-in market for Oak Hill's broader product line.

* Oak Hill will have the opportunity to enhance Towne Financial's net interest margin.

              OAK HILL FINANCIAL INC./TOWNE FINANCIAL CORP. MERGER
                          PRO FORMA COMBINED FACT SHEET
                                DECEMBER 31, 1998
                                    UNAUDITED
                        ($ IN THOUSANDS EXCEPT PER SHARE)
                                          Oak Hill        Towne      Pro Forma
                                          ------------------------------------
Total assets                               $429,979     $123,167      $553,096
Loans receivable - net                      340,693       70,553       409,089
Deposits                                    366,090       99,584       465,674
Borrowings                                   24,724       12,689        37,413
Shareholders' equity                         37,724        9,104        46,828
Equity/assets                                  8.71%        7.39%         8.47%

Return on average assets (a)                   1.53%        0.83%         1.37%
Return on average equity (a)                  16.91%       11.53%        15.86%
Shares outstanding                        4,367,765      210,000     5,236,077
Book value per share                          $8.58       $43.35         $8.46
Market capitalization ($ millions) (b)         83.9         --           100.6

Number of full-service banking offices           17            4            21

(a) Pro forma numbers do not include merger synergies.
(b) Based upon the average of Oak Hill's closing bid and asked price on March 10 of $19.22 per share.